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                                                                    Exhibit 10.3



                         NATIONAL FIBERSTOK CORPORATION
                          5775 PEACHTREE DUNWOODY ROAD
                                   SUITE C-150
                              ATLANTA, GEORGIA 30342



June 28, 1996

Mr. Jack Resnick
5300 Fox Ridge Road
Roanoke, VA 24014

Dear Jack:

Confirming our various discussions, effective with the date of this letter, you will be Senior Vice President of National Fiberstok Corporation ("NFC") and DEC International, Inc. ("DEC"). In addition, you will be President and Chief Executive Officer - Transkrit Division ("Transkrit").

RESPONSIBILITIES

In your new capacity, you will report directly to me and maintain your primary physical office at the Transkrit corporate office in Roanoke, Virginia. Your responsibilities will include:

          - continuing oversight and management of all activities of Transkrit and Label Art, Inc. (including Short Run Labels, Inc.);

          assistance in the development of corporate strategies to maximize shareholder value of DEC, NFC and its subsidiaries;

         assistance in the identification, analysis and purchase of suitable acquisition targets, other business combinations and/or outsourcing candidates; and

          other responsibilities as assigned by me or the Board of Directors of DEC or NFC.

CASH COMPENSATION

Your base compensation expressed in annual terms will be $225,000, paid weekly. An appraisal of your performance pursuant to an agreed upon annual plan will form the basis for any increase in this base compensation. Such an increase will be subject to approval by the Compensation Committee of the Board of Directors of DEC or NFC ("Compensation Committee").

You will be eligible to earn incentive cash compensation on an annual basis of up to a maximum of 40% of your base compensation. Such incentive cash compensation will be determined on a pro rated basis for the remainder of fiscal year 1996 and annually thereafter. The payout under

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Mr. Jack Resnick
Page 2

this plan will be determined by your performance against a mutually agreed upon incentive performance plan. This plan, a sample form of which is attached, will include EBITDA (excluding any extraordinary gains and losses for unplanned acquisitions that would affect planned EBITDA) of Transkrit (including Label Art, Inc. and Short Run Labels, Inc.) and other performance targets, with a significant emphasis on the former measure. Payout will begin upon achievement of a minimum of 70% of target, with a maximum payout of 40% of base compensation for performance equal to or exceeding target. All payments under this plan are normally made in the first quarter of each fiscal year after the close and audit of the prior fiscal year's operating performance, and are subject to approval by the Compensation Committee.

INSURANCE, RETIREMENT AND
OTHER BENEFITS

You will continue to participate in all insurance, retirement and other benefit plans including the use of a company automobile as provided by Transkrit prior to the acquisition by NFC and which were not terminated at the closing of the acquisition, in each case at the same contribution and/or co-pay levels as existed prior to the acquisition.

You will be eligible for four weeks of company-paid vacation per year.

STOCK OPTION AND STOCK OWNERSHIP

You will also be granted 58,485 shares of DEC Class A Common Stock, par value
 .0001 per share ("Shares"), pursuant to the provisions of the DEC 1996 Stock Incentive Plan (the "Plan") and award agreements issued under the Plan (the "Award Agreements"). Vesting will be in accordance with the terms of the Award Agreements and Plan. A copy of the Plan and the Award Agreements are enclosed herewith.

In addition, in the event that DEC is able to repurchase existing Shares from retired or other stockholders, you will be offered the opportunity to purchase for cash up to 10,000 Shares at a price equal to the price paid by DEC for the repurchase of those shares.

Any ownership of Shares will be subject to all terms and conditions of the Award Agreements and the DEC Stockholders Agreement, a copy of which is enclosed herewith.

SEVERANCE; NONCOMPETITION

This offer of employment is at the will of the parties. Should NFC choose to terminate your employment for any reason other than an illegal act or willful refusal to follow instructions, you would be entitled to continuation of your then current base compensation for a period of one (1) year from the date of termination.

You agree to devote your entire business time and attention to the business of the DEC and NFC and, during the term of your employment with NFC, not to be engaged in any other business activity other than passive investments in businesses or enterprises that are not competitive with any business then engaged in by the DEC or NFC. At no time, whether during the term, or after


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Mr. Jack Resnick
Page 3

the termination, of your employment by NFC shall you disclose to others or use (other than for the benefit of the DEC and NFC) any information concerning the DEC or NFC or its finances, its products, procedures or business practices, except to the extent required in the course of performing duties to NFC during the term of your employment.

In the event of termination of your employment for whatever reason, you shall not, for a period of 18 months after termination, directly or indirectly, in any capacity work for, or otherwise have a financial interest or be engaged in, any business that prints business forms or direct mail promotional material.

PARTICIPATION AT BOARD OF DIRECTORS MEETINGS

You will have the opportunity to attend all Board of Directors meetings as a non-voting participant, unless specifically restricted from doing so by the order of the Chairman of the Board of Directors.

I believe this constitutes a complete summary of our discussions regarding your employment with NFC. If you are in agreement with the provisions of this offer, please indicate by countersigning this letter. A copy of the countersigned letter will be provided for your files.

Jack, I am extremely pleased that you have agreed to remain with Transkrit and to join the key management team at NFC. I am looking forward to working with you and am confident that your efforts will have a major positive impact on the continued development of the value of the DEC and NFC.

Sincerely,

NATIONAL FIBERSTOK CORPORATION

/s/ Robert M. Miklas

Robert M. Miklas
President & CEO



/s/ Jack Resnick
------------------------
Jack Resnick

Date: 06/28/96


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


                            DEC INTERNATIONAL, INC.
                        1996 INCENTIVE COMPENSATION PLAN

EXECUTIVE: JACK RESNICK                          INCENTIVE MAXIMUM: 40%
           PRESIDENT & CEO - TRANSKRIT                           ------------------------

   CATEGORY         COMPONENT     1995     THRESHOLD     TARGET     INTERIM     PROJECTED
                      WEIGHT     ACTUAL    (MINIMUM)    (MAXIMUM)   YTD EST       AWARD
------------------------------------------------------------------------------------------
EBITDA (TRANSKRIT/    70.0%                .70*TARGET
LABEL ART)

ALL OTHER             30.0%

    SAFETY

    ACQUISITIONS

    DISCRETIONARY
                                                                               ----------
NOTE:  NO AWARD CAN BE EARNED ON "ALL OTHER" GOAL COMPONENTS            TOTAL       0.0%
       UNLESS DIVISION THRESHOLD EBITDA IS ATTAINED.             ------------------------